EXHIBIT 23.1

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement of Regent Assisted Living, Inc. on Form S-8 (File No. 333- ) of our report dated March 8, 1996 on our audit of the financial statements of Regent Assisted Living, Inc. as of December 31, 1995 and for the year then ended, our report dated March 8, 1996 on our audits of the combined financial statements of Regent Assisted Living Group as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 and our report dated March 8, 1996 on our audits of Sunshine Villa for the years ended December 31, 1993 and 1994 and the eleven months ended November 30, 1995, which reports are included in the Annual Report on Form 10-KSB of Regent Assisted Living, Inc. for the year ended December 31, 1995.





COOPERS & LYBRAND LLP

Portland, Oregon
September 16, 1996.